EXHIBIT 3.1

Splash Beverage Group, Inc.

Amendment No. 2 to Bylaws

Section 3.5 of the Bylaws is hereby amended to read in its entirety as follows:

3.5 Notice. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered unless otherwise prescribed by statute not less than 10 days nor more than 60 days before the date of the meeting, either personally, or by mail, or as provided by Rule 14a-3 under the Securities Exchange Act of 1934 to the extent that the corporation is subject to such Rule and elects to act pursuant to it by or at the direction of the Chief Executive Officer, President, or the officer or person calling the meeting to each shareholder of record entitled to vote at such meeting. Notice to shareholders of record, if mailed, shall be deemed given as to any shareholder of record, when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid, but if three successive letters mailed to the last-known address of any shareholder of record are returned as undeliverable, no further notices to such shareholder shall be necessary, until another address for such shareholder is made known to the corporation.

Section 3.8 of the Bylaws is hereby amended to read in its entirety as follows:

3.8 Quorum. One third of the aggregate voting power of the issued and outstanding shares of all classes or series of voting stock then entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. When a specified item of business is required to be voted on by a class or series of stock, one third of the voting power of the issued and outstanding shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series. Broker non-votes shall be deemed to be entitled to vote for the purpose of this Section 3.8.

After a quorum has been established at a shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shareholders entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

If a quorum is not present, the holders of a majority of the voting shares represented at a meeting may adjourn such meeting from time to time, to a date within 60 days from the record date.

Section 3.9 of the Bylaws is hereby amended to read in its entirety as follows:

3.9 Manner of Acting. If a quorum is present, the affirmative vote of the majority of the votes entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number or voting by classes is otherwise required by statute or by the Articles of Incorporation or these Bylaws. Broker non-votes shall not be deemed to be votes entitled to vote for the purpose for this Section 3.9.

Section 5.2 of the Bylaws is hereby amended by (i) replacing 5.2(a) to read in its entirety as follows, (ii) add 5.2(b) below and (iii) renumber 5.2(b) through 5.2(f) to 5.2(c) through 5.2(g) as shown below:

(a)	The Chief Executive Officer shall have general and active management of the business and affairs of the Company subject to the directions of the Board of Directors.

(b)	The President shall be the Chief Operating Officer and shall act whenever the Chief Executive Officer is unavailable. The President shall also perform such duties as are conferred upon him by the Chief Executive Officer of the Company and as may be prescribed by the Board of Directors.

(c)	In the absence or disability of the President, the Vice-President or Vice-Presidents, if any, in order of their rank as fixed by the Board of Directors, and if not ranked, the Vice-Presidents in the order designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions on the President. Each Vice-President shall have such other powers and perform such other duties as may from time to time be assigned to him by the President or the Board of Directors.

(d)	The Secretary shall prepare and maintain accurate minutes of all meetings of the shareholders and the Board of Directors unless a different Secretary of such meetings is elected by the Board of Directors. He shall keep, or cause to be kept a record of the shareholders of the corporation and shall be responsible for the giving of notice of meetings of the shareholders or the Board of Directors. The Secretary shall prepare and maintain any and all other records and information required to be kept by the corporation Section 78.105 of the Nevada Revised Statutes. The Secretary shall have the responsibility for authenticating records of the corporation. The Secretary shall be custodian of the records and of the seal of the corporation and shall attest the affixing of the seal of the corporation when so authorized. The Secretary or Assistant Secretary shall sign all stock certificates, as described in Section 2.2 hereof. The Secretary shall perform all duties commonly incident to his office and such other duties as may from time to time be assigned to him by the President or the Board of Directors.

(e)	An Assistant Secretary may, at the request of the Secretary, or in the absence or disability of the Secretary, perform all of the duties of the Secretary. He shall perform such other duties as may be assigned to him by the President or by the Secretary.

(f)	The Treasurer, subject to the order of the Board of Directors, shall have the care and custody of the money, funds, valuable papers and documents of the corporation. He shall keep accurate books of accounts of the corporation’s transactions, which shall be the property of the corporation, and shall render financial reports and statements of condition of the corporation when so requested by the Board of Directors or President. The Treasurer shall perform all duties commonly incident to his office and such other duties as may from time to time be assigned to him by the President or the Board of Directors. In the absence or disability of the President and Vice-President or Vice-Presidents, the Treasurer shall perform the duties of the President.

(g)	An Assistant Treasurer may, at the request of the Treasurer, or in the absence or disability of the Treasurer, perform all of the duties of the Treasurer. He shall perform such other duties as may be assigned to him by the President or by the Treasurer.

Effective: October 13, 2025